Exhibit 10.25
GAS PROCESSING AGREEMENT
TOCA GAS PROCESSING PLANT
ST. BERNARD PARISH, LOUISIANA
BETWEEN
AMERICAN MIDSTREAM (LOUISIANA INTRASTATE), LLC
(PLANT SUPPLIER)
AND
ENTERPRISE GAS PROCESSING, LLC
(PROCESSOR)
APRIL 1, 2011

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PRODUCTS PURCHASE AGREEMENT
TOCA GAS PROCESSING PLANT
ST. BERNARD PARISH, LOUISIANA
EXHIBITS
“A” — Example Calculation — Product Allocation Procedure (Omitted)
“B” — Example Calculation — Plant Volume Reduction (Omitted)
“C” — Fractionation Fee
“D” — Product Index Bases
“E” — Plant Supplier’s Field Delivery Point(s) for Processing
“F” — Settlement Instructions

2

GAS PROCESSING AGREEMENT
TOCA GAS PROCESSING PLANT
ST. BERNARD PARISH, LOUISIANA
          THIS GAS PROCESSING AGREEMENT (the “Agreement”) is made and entered into this 1st day of April, 2011 (the “Effective Date”), by and between AMERICAN MIDSTREAM (LOUISIANA INTRASTATE), LLC (“Plant Supplier”) and ENTERPRISE GAS PROCESSING, LLC, (“Processor”).
RECITALS
          A. WHEREAS, Processor has constructed the Toca Gas Processing Plant on a tract of land in Sections 54 and 55, T-14-S, R-4-E, St. Bernard Parish, Louisiana (herein called the “Toca Plant” or “Plant”), and operates said Plant for the purpose of extracting Liquid Hydrocarbons, as hereinafter defined, from certain gas delivered to the Plant from the pipeline system of Southern Natural Gas Company (herein called “Southern’s Lines”); and
          B. WHEREAS, the Toca Plant Owners have heretofore individually entered into an agreement with Enterprise Products Operating LLC, by and through its predecessor in interest, Shell Oil Company, as Owner of the Norco Fractionation Plant, entitled “Hydrocarbon Fractionation Agreement” (herein called “Fractionation Agreement”), whereby the Toca Plant Operator will deliver for the account of Plant Owners Raw Make, as hereinafter defined, recovered at the Toca Plant to Fractionator for transportation to the Norco Fractionation Plant and for fractionation into commercial Products; and
          C. WHEREAS, Plant Supplier owns or holds the gas processing rights to gas delivered to Field Delivery Point(s) listed on Exhibit “E”, attached hereto and incorporated herein by reference, and has the right to extract or have extracted the Liquid Hydrocarbons from such gas, which gas will be transported through Southern’s Lines to the Plant for Plant Supplier’s account; and
          D. WHEREAS, Processor and Plant Supplier desire hereby to provide the terms and conditions under which such gas will be delivered from Southern’s Lines to the Plant pursuant to the Transportation Agreement, as hereinafter defined, for processing for Plant Supplier’s account and

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the Liquid Hydrocarbons in such gas will be sold to Processor at the Plant Delivery Point for a consideration to Plant Supplier consisting of a share of Products, all as hereinafter more fully set forth;
          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein provided, the parties hereto agree as follows:
ARTICLE I — DEFINITIONS
          1.1 Definitions. The following definitions of terms shall apply for all purposes of this agreement, including the preambles and exhibits, unless the context otherwise clearly requires.
          1.1.1 The term “gas” shall mean all vaporized hydrocarbons and vaporized concomitant materials, whether produced with oil or from gas or gas condensate wells.
          1.1.2 A “cubic foot of gas” shall mean the volume of gas contained in one cubic foot of space at a standard pressure base and a standard temperature base. The standard pressure base shall be 15.025 pounds per square inch absolute, and the standard temperature base shall be 60 degrees Fahrenheit. Whenever the conditions of pressure and temperature differ from the above standard, conversion of the volume from these conditions to the standard conditions shall be made in accordance with the Ideal Gas Laws, corrected for deviation by the methods set forth in the American Gas Association Measurement Committee Report No. 3 dated April 1955, as said report may be amended from time to time. The terms “MCF” and “MMCF” shall relate, respectively, the 1,000 cubic feet of gas and 1,000,000 cubic feet of gas.
          1.1.3 “Bypassed Gas” shall mean gas which has been delivered to Plant Owners at the Plant Delivery Point, but which has been returned to Southern at the Plant Redelivery Point without having been processed.
          1.1.4 “Committed Gas” shall mean the gas produced by a Plant Owner which has been committed to and made available for processing in the Toca Plant by virtue of such Plant Owner’s ownership of capacity in the Plant under the provisions of the Construction and Operating Agreement.

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          1.1.5 “Construction and Operating Agreement” shall mean that certain agreement entitled “Agreement for the Construction and Operation of the Toca Gas Processing Plant, St. Bernard Parish, Louisiana”, entered into effective as of July 1, 1970 by Plant Owners to provide for the construction, ownership and operation of the Toca Plant.
          1.1.6 “Determined Plant Capacity” shall mean the gas handling capacity of the Plant at design recovery levels, which currently is deemed to be 1030.0 MMCF/D, but the Plant gas handling capacity and/or liquid recovery levels shall be subject to revision from time to time by Plant Owners to reflect Plant capacity; provided that in any such adjustment the gas handling capacity shall never be adjusted below 1030.0 MMCF/D, nor shall it be determined to be greater, at normal recovery levels of 90 percent propane, than 80 percent of the maximum gas handling capacity of the Plant at a delivery pressure of 800 psia and with a Plant pressure loss not to exceed 35 psi.
          1.1.7 “Field Delivery Point” shall mean any point at which gas being transported in Southern’s Lines and subject to processing in the Plant is initially measured for the purpose of delivery for sale or for transportation.
          1.1.8 “Fractionator” shall mean Enterprise Products Operating LLC in its capacity as owner and operator of the Norco Fractionation Plant and related pipelines and facilities.
          1.1.9 “Fractionation Expense” shall mean the fractionation expense calculated per the terms and conditions of Exhibit “C.”
          1.1.10 “Gallon” shall mean a standard U.S. liquid gallon of 231 cubic inches when said liquid has a temperature of 60 degrees Fahrenheit and is at a pressure sufficient for liquification.
          1.1.11 “Gas Transporter” shall mean the party or parties who transport the gas delivered from the respective Exhibit “E” Field Delivery Point(s) from time to time.
          1.1.12 “Gross Receipts” shall mean the monthly revenue calculated from the value of the individual Products (expressed in cents per gallon) multiplied by the volume of the Products allocated to the Plant Supplier. The value of each individual Product shall be based on the pricing

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basis set forth under Exhibit “D”, as such pricing basis may change from time to time as provided in Exhibit C.
          1.1.13 “Inert Constituents” shall mean non-hydrocarbon constituents contained in Gas, including, without limitation, carbon dioxide, water vapor, ozone, nitrous oxide, and mercury, but, for the avoidance of doubt, expressly excluding NGLs.
          1.1.14 “Liquid Hydrocarbons”, sometimes herein used to refer to liquefiable hydrocarbons present in the gas stream and sometimes herein used to refer to hydrocarbons in a liquid state after extraction by the Plant from the gas stream, shall in either case mean natural gasoline (iso-pentanes plus heavier hydrocarbons), butanes, propane and ethane.
          1.1.15 “Net Proceeds” shall mean the Gross Receipts obtained from the sale of the share of Products to which Plant Supplier is entitled under this Agreement when Plant Operator under the terms of this Agreement is authorized to make such sale, less the following costs and expenses: (a) excise, sales, use, severance, gathering, processing, fuel use, or other similar taxes (reference Article IX.3) imposed by any taxing authority having or asserting jurisdiction over the production, sale or use of the Products and which tax Processor is obligated to pay; (b) actual tank car expense if the Product is shipped in tank cars, and rail transportation and/or other rail carrier costs if incurred by Processor; (c) actual other transportation costs if incurred by Processor, and (d) the Fractionation Expense.
          1.1.16 “Plant Delivery Point” shall mean the point on Southern’s Lines at which gas is delivered by Southern to Plant Owners for processing in the Plant.
          1.1.17 “Plant Operator” shall mean Enterprise Products Operating LLC or any successor to Enterprise Products Operating LLC selected by Toca Plant Owners to operate the Plant.
          1.1.18 “Plant Redelivery Point” shall mean the point on Southern’s Lines at which Residue Gas is returned by Plant Owners to Southern.
          1.1.19 “Third Party Supplier” shall mean any Plant Supplier, including Plant Supplier hereunder, whose gas is being transported through Southern’s Lines and who has entered into a Gas Processing Agreement or a Products Purchase Agreement with Plant Operator to have gas

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processed in the Plant. Such term shall also apply to a Plant Owner with respect to Committed Gas made available by it for processing in the Plant in excess of 125 percent of such Owner’s capacity in the Plant, which excess, as provided in the Construction and Operating Agreement, is considered to be under a Products Purchase Agreement.
          1.1.20 “Products” shall mean the commercial products fractionated from the Raw Make by Fractionator at the Norco Fractionation Plant pursuant to the terms of the Fractionation Agreement, including, but not limited to, natural gasoline, butanes, propane and ethane (including such methane allowable in commercial ethane), and shall include any Liquid Hydrocarbons recovered by the inlet scrubber at the Plant for which the preferred disposition is at the Plant rather than being combined with the Raw Make.
          1.1.21 “Raw Make” shall mean the combined stream of Liquid Hydrocarbons and concomitant materials recovered from gas processed in the Plant and shall include any liquefied hydrocarbons recovered by the Plant inlet scrubber if combined with the Raw Make.
          1.1.22 “Residue Gas” shall mean the stream of gas returned to Southern at the Plant Redelivery Point after the gas received from Southern has been processed in the Plant for the recovery of Liquid Hydrocarbons and shall include any Bypassed Gas commingled with such processed gas.
          1.1.23 “Southern’s Lines” shall mean that portion of Southern’s gas pipeline system upstream of the Plant Delivery Point, plus any present or future extensions or loops thereof, which is transporting unprocessed gas for processing at the Plant site.
          1.1.24 “Toca Plant Owners” or “Plant Owners” shall mean the parties who own the Toca Plant, whether presently or in the future.
          1.1.25 “Transportation Agreement” shall mean the applicable agreement in place from time to time between Southern and Plant Supplier or Gas Transporter which covers the transportation of the gas to the Plant to be processed hereunder.

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ARTICLE II — EXHIBITS
          2.1 Exhibits. The following exhibits are attached to and made a part of this agreement:
          2.1.1 Exhibit “A”, which is an example calculation illustrating the procedure for allocating Products to Plant Owners and Third Party Suppliers.
          2.1.2 Exhibit “B”, which is an example calculation illustrating the procedure for calculating and allocating Plant Volume Reduction.
          2.1.3 Exhibit “C”, which is description of the procedure for calculating the Fractionation Expense.
          2.1.4 Exhibit “D”, which lists the Product prices.
          2.1.5 Exhibit “E”, which lists the Field Delivery Point(s) from which gas to be processed hereunder is produced. Exhibit “E” may be amended to add additional Field Delivery Points from time to time upon mutual agreement of Processor and Plant Supplier.
          2.1.6 Exhibit “F”, which lists the Plant Supplier’s accounts payable address for checks or bank instructions for wire transfer, federal tax identification number, and invoice and plant statement addresses, all of which provide the settlement instructions for the transactions hereunder. Exhibit “F” may be amended by Plant Supplier from time to time.
ARTICLE III — CAPACITY OF PLANT
          3.1 Plant Design. The Toca Plant is designed to extract approximately 50 percent of the ethane and over 90 percent of the propane, together with essentially all of the butanes and heavier liquefiable hydrocarbons contained in the gas at a gas flow rate of 1030 MMCF per day, with gas handling facilities designed to handle 1030 MMCF per day at a delivery pressure of 800 psia and with a Plant pressure loss not to exceed 35 psi. The pressure base for the foregoing design specifications is 14.73 pounds per square inch absolute at a temperature base of 60 degrees Fahrenheit; however, a pressure base of 15.025 pounds psia shall be used in connection with any

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adjustment of the Determined Plant Capacity and for determining the Plant capacity which is owned and/or utilized by Plant Owners.
          3.2 Capacity Not Warranted. Plant Supplier hereby specifically recognizes that the foregoing representations regarding the processing capacity of the Toca Plant are merely advisory and do not constitute a warranty by or obligation of Processor as to capacity. Plant Supplier further recognizes that the Determined Plant Capacity may change from time to time as the result of operating experience or performance tests or alterations made to the Plant by Plant Owners.
ARTICLE IV — DELIVERY AND REDELIVERY OF PLANT SUPPLIER’S GAS
          4.1 Gas to be Delivered by Plant Supplier. Commencing as of the Effective Date, Plant Supplier shall deliver to Processor at the Plant Delivery Point for processing hereunder all of Plant Supplier’s gas delivered to the Field Delivery Point(s) listed on Exhibit “E”, less and except Plant Supplier’s pro rata share of the gas which is used by Southern for compressor fuel, incidental sales of gas for drilling purposes and other routine and normal uses as may be necessary to the maintenance of leases or operation of Southern’s Lines and also any gas lost in the normal operation of Southern’s Lines upstream of the Plant Delivery Point, including, but not limited to, gas lost in pipeline blowdown for repairs or tie-ins, cleaning and purging and in pipeline scrubber operations. Such deliveries of gas shall be continued hereunder during the term hereof. The rights granted herein by Plant Supplier to Processor are exclusive, and Liquid Hydrocarbons shall not be stripped in the field or elsewhere from Plant Supplier’s gas subject hereto prior to delivery at the Toca Plant other than by usual field separation methods which may include adiabatic expansion utilizing the natural pressures available from the wells, but shall exclude facilities designed to recover Liquid Hydrocarbons including but not limited to solid bed absorption, lean oil absorption, turbo-expander or mechanical refrigeration principles. In no event shall Processor be liable to Plant Supplier if Southern fails for any reason to deliver Plant Supplier’s gas to the Plant for processing as above provided.

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          4.2 When Plant Supplier’s Gas is to be Bypassed. During periods when the Plant is shut down because of mechanical failure, force majeure or necessary maintenance or repairs, all of Plant Supplier’s gas being transported through Southern’s Lines shall be Bypassed Gas. When the Plant is partially shut down for any of the above-mentioned reasons, or if the Plant lacks sufficient capacity to handle all gas available for processing from Southern’s Lines, Plant Supplier’s gas shall be processed only on a space available basis, and to the extent that gas handling capacity in the Plant, for any reason, is not available for such gas, such gas shall be preferentially bypassed along with the gas of any other Third Party Suppliers which is made available for processing in the Plant. All of such gas bypassed preferentially will be determined monthly on an average daily basis and will be prorated to all Third Party Suppliers under their respective agreements in the ratio that the average daily volume of gas made available by each during the month bears to the total average daily volumes made available by all such Third Party Suppliers during the month; provided that, if any continuous period of complete shutdown of the Plant shall equal or exceed twelve (12) hours’ duration, the time of each such shutdown [determined to the nearest increment of six (6) hours] and the measured (or estimated, in the absence of measurement) volumes of gas bypassed during such determined period of shutdown shall be excluded in determining the average volume of Third Party Suppliers’ gas considered to have been bypassed during the affected month for purposes hereof.
          4.3 Redelivery of Plant Supplier’s Gas to Southern’s Lines. After processing Plant Supplier’s gas delivered hereunder to the Plant, Processor shall redeliver the Residue Gas to Southern’s Lines at the Plant Redelivery Point. The Residue Gas prior to being commingled with any Bypassed Gas shall have a total or gross heating value of not less than one thousand (1,000) BTU’s per cubic foot (gross heating value saturated with water vapor) and shall otherwise comply with the quality specifications enumerated in the contract heretofore executed by Plant Owners and Southern; provided that the combined gas stream delivered by Southern at the Plant Delivery Point meets such specifications.
          4.4 Production Estimates. Effective as of the date of this Agreement, Processor requires from Plant Supplier five (5) days prior to the start of each month gas composition analyses

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and monthly volume forecast, i.e. monthly wellhead production estimates, daily pipeline nomination volume, or other delivery point information for any Gas that may be delivered into Southern’s Lines, for each Field Delivery Point (expressed in MCF per day).
ARTICLE V — ALLOCATION OF PRODUCTS
          5.1 General. Products fractionated from the Raw Make recovered from gas processed in the Plant shall be allocated to the source of each Plant Owner’s Committed Gas and each Third Party Supplier’s gas in accordance with the procedure set forth in the following sections of this Article V, which procedure is illustrated by the example calculation set forth in Exhibit “A” hereto. As shown on said Exhibit, separate calculations shall be made for each Product. For the purposes of such allocations, Plant Supplier under this Agreement shall be allocated Products on the same basis as Products are allocated to Plant Owners. Processor will respond promptly to inquiries from Plant Supplier regarding daily operating rates and daily production rates at the Plant.
          5.2 “Plant Supplier’s Inert Constituents” Plant Supplier shall retain title to all Inert Constituents in the Natural Gas delivered by Plant Supplier under this Agreement (collectively, whether removed from the Natural Gas or not, “Plant Supplier’s Inert Constituents”), including but not limited to, carbon dioxide (CO2). To the extent that Processor removes Plant Supplier’s Inert Constituents from such Natural Gas and Plant Supplier has not made arrangements to utilize, market or dispose of Plant Supplier’s Inert Constituents, Processor may, but is not required to, dispose of some or all of Plant Supplier’s Inert Constituents by venting or other methods. If (i) venting Plant Supplier’s Inert Constituents is ever prohibited or disallowed for any reason or is deemed by Processor to be uneconomic, or (ii) additional costs are required to vent, dispose of or handle Plant Supplier’s Inert Constituents due to new rules, regulations or other laws, then Plant Supplier shall promptly (i) make alternate arrangements to utilize, market and/or dispose of Plant Supplier’s Inert Constituents at Plant Supplier’s sole cost and expense, (ii) notify Processor in writing and in reasonable detail of such alternate arrangements, and (iii) reimburse Processor for any costs incurred by Processor for delivering Plant Supplier’s Inert Constituents for such utilization, marketing and/or

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disposal. If Plant Supplier fails to comply with Plant Supplier’s obligations under the immediately preceding sentence, Processor shall be entitled, without further notice to Plant Supplier, to make arrangements for utilization, marketing and/or disposal of some or all of Plant Supplier’s Inert Constituents for Plant Supplier’s account and at Plant Supplier’s sole cost and expense; and Plant Supplier shall promptly reimburse Processor upon demand for any costs and expenses incurred by Processor in connection with such arrangements by Processor. PLANT SUPPLIER HEREBY RELEASES, INDEMNIFIES, DEFENDS AND HOLDS HARMLESS PROCESSOR AND PROCESSOR’S DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, AND CONTRACTORS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, DAMAGES, LIABILITIES, EXPENSES, ACTIONS, CAUSES OF ACTION, LIABILITIES, LOSSES, TAXES, PENALTIES AND FEES ARISING OUT OF OR IN ANY WAY RELATING TO (I) ANY OR ALL OF PLANT SUPPLIER’S INERT CONSTITUENTS, INCLUDING, WITHOUT LIMITATION, THE UTILIZATION, MARKETING OR DISPOSAL THEREOF, AND/OR (II) ANY PERSONAL INJURY, DEATH, PROPERTY DAMAGE, ENVIRONMENTAL DAMAGE, POLLUTION, OR CONTAMINATION ARISING OUT OF OR RELATING TO ANY OR ALL OF PLANT SUPPLIER’S INERT CONSTITUENTS.
          If any Taxes (as defined in Section 9.2), fees or other impositions are ever imposed on Plant Supplier’s Inert Constituents and/or the utilization, marketing or disposal thereof, Plant Supplier shall promptly pay such Taxes. If such Taxes must be paid by Processor, Plant Supplier shall promptly reimburse Processor for any and all such Taxes paid by Processor with respect to any or all of Plant Supplier’s Inert Constituents. If Processor is required by applicable law to pay such Taxes on any or all of Plant Supplier’s Inert Constituents and it is unlawful for Plant Supplier to make such reimbursement to Processor for such Taxes, Plant Supplier and Processor shall promptly negotiate and execute an amendment to this Agreement which restores to Processor the same economic bargain as would have resulted if Plant Supplier, rather than Processor, had paid all Taxes on Plant Supplier’s Inert Constituents; and if Plant Supplier is unable or unwilling to promptly enter

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into such an amendment reasonably acceptable to Processor, Processor shall have the option, exercisable in Processor’s sole discretion, to terminate this Agreement by written notice to Plant Supplier.
          5.3 Basic Allocation Data. The volumes of gas which shall be credited as having been processed in the Plant shall be the sum of all volumes of gas delivered to Southern at the various Field Delivery Points, less the volumes deducted pursuant to Section 5.5 hereof. Representative determinations for Liquid Hydrocarbons content of the gas shall be made of the gas streams at each Field Delivery Point by Plant Operator quarterly or more often if found necessary, by chromatographic analysis or by some other acceptable method for testing gas for Liquid Hydrocarbons content. Plant Operator shall give Plant Supplier reasonable advance notice of tests to determine Liquid Hydrocarbons content of the gas at the Field Delivery Point(s) for Plant Supplier’s account so that Plant Supplier may witness such tests if desired. Plant Supplier agrees that the gas stream(s) made available for these tests shall be representative of the stream(s) normally delivered at the Field Delivery Point(s) for Plant Supplier’s account and will be at as near average delivery conditions and volumes as possible at the time. Plant Operator or Plant Supplier may request a retest if dissatisfied with the results of a particular test. If the request for a retest is made by Plant Supplier and the Liquid Hydrocarbons content of the previous test is confirmed within ten percent (10%), the expense of the retest shall be borne by Plant Supplier.
          5.4 Allocation of Products to the Respective Field Delivery Points. Such aforesaid volumes of gas which are credited as having been processed and the theoretical Liquid Hydrocarbons content of such gas at the respective Field Delivery Points shall be used as the basis for allocating each Product fractionated from the Raw Make to such Field Delivery Points by the method illustrated in Exhibit “A”. Such method contemplates that the volume of theoretical Liquid Hydrocarbons (separately for each Product) for each such Field Delivery Point will be calculated by multiplying the volume of gas credited as having been processed from such Field Delivery Point by the theoretical Liquid Hydrocarbons content (separately as to each Product) at each such Field Delivery Point. The total of each such Product fractionated from the Raw Make will, in turn, be

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allocated to such respective Field Delivery Points in the ratio that the volume of theoretical Product calculated for each Field Delivery Point bears to the sum of the volumes of such theoretical Product calculated for all such Field Delivery Points. Any Liquid Hydrocarbons recovered by the Plant inlet scrubber for which the preferred disposition is at the Plant rather than being combined with the Raw Make, shall be allocated to the Field Delivery Points in the same proportions as natural gasoline Product is allocated.
          5.5 Field Volume Statements and Sub-Allocations at Field Delivery Points. As soon as practicable, but no later than the twentieth (20th) day of each month, Plant Supplier shall furnish, or cause to be furnished, to Plant Operator a gas purchase statement by Gas Transporter or such other statement as Plant Operator may reasonably require, to show the volume of gas delivered during the preceding month from each of the Field Delivery Points for Plant Supplier’s account. Additionally, by the twentieth (20th) day of each such month, but only when gas owned by more than one Plant Supplier (including for Plant Supplier’s account) has been delivered through a single Field Delivery Point, Plant Supplier, if so situated, shall furnish or cause the operator of the Field Delivery Point to furnish to Plant Operator written instructions on sub-allocating the gas delivered through said Field Delivery Point and Products attributable thereto for such preceding month. Plant Operator shall be entitled to rely on the information thus furnished or caused to be furnished in sub-allocating the Products recovered and allocated to the particular Field Delivery Point.
          5.6 Pipeline Uses and Losses. From the quantities of gas measured at the respective Field Delivery Points as provided above, there shall be deducted any gas which may be lost, used or sold by Southern at any place on Southern’s Lines between such Field Delivery Points and the Plant Delivery Point, as more specifically set forth in Section 4.1 above. It is agreed that the volumes of such gas and the nature of each disposition, as reported by Southern to Plant Operator, shall be subtracted by Plant Operator from the quantities of gas measured at the Field Delivery Points. In making settlements hereunder, Plant Operator shall be entitled to rely upon the accuracy of such information as reported to it by Southern, but Plant Operator shall footnote settlement data supplied

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to the affected Plant Suppliers, noting the allocable amount of gas lost, used or sold by Southern. It is understood that the aforesaid volumes of gas lost, used or sold by Southern at any place on Southern’s Lines shall be allocated to all Field Delivery Points serving Southern’s Lines (including those Field Delivery Points serving the Lines from which gas will be processed in plants other than the Toca Plant) in the ratio which the volume of gas measured at each such Field Delivery Point during a month bears to the total volume of gas measured at all Field Delivery Points serving Southern’s Lines during the month.
          5.7 Product Allocation Statements. By the end of the month in which the information referred to in the preceding two sections is received, Plant Operator shall furnish a statement to all Plant Owners and Third Party Suppliers accounting for the volume of gas delivered from each Field Delivery Point for the preceding month together with the amount of each individual Product allocated to said gas.
          5.8 Measurement of Field Volumes. All gas delivered at a Field Delivery Point shall be measured by a suitable orifice meter or meters of standard make furnished, installed, operated and kept in repair by the owners of the equipment at the point where delivery is made to Southern’s Lines which shall be the same meter or meters used under the provisions of each Plant Owner’s or Third Party Supplier’s individual gas purchase contract with Gas Transporter. The volumes measured by said meter or meters shall be used for purposes of settlement under this agreement. The computation of all gas volumes measured by orifice meters shall be based on the latest orifice factors published by the American Gas Association corrected to a base pressure of 15.025 pounds per square inch absolute and at a base temperature of sixty degrees Fahrenheit (60°F), and the measurement procedures, technical requirements and standards for all such meters shall be as set out in each Owner’s or Plant Supplier’s gas transportation contract. Plant Supplier agrees that the Plant Operator shall have the right to witness all tests of the meters and other equipment employed to measure volumes of gas delivered to Gas Transporter, and upon request, Plant Supplier shall give Plant Operator reasonable advance notice of all such tests.

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ARTICLE VI — CONSIDERATION DUE PLANT SUPPLIER
          6.1 Plant Supplier’s Consideration. Plant Supplier shall receive as full settlement hereunder each month ninety percent (90%) of the Net Proceeds attributable to such Gas for such month, as allocated to Plant Supplier’s Gas under Article VI hereof, less the Plant Share. Processor shall be entitled to ten percent (10%) of the Net Proceeds attributable to such Gas for such month (“Processor’s Proceeds”).
          Notwithstanding the foregoing, in no event shall the value of the Processor’s Proceeds be less than the value of $0.10 per MCF multiplied by the MCF of the Plant Supplier’s Gas at the Field Delivery Point.
ARTICLE VII — PLANT VOLUME REDUCTION AND BYPASSED GAS
          7.1 General. It is recognized that there will be a reduction in gas volumes, herein called “Plant Volume Reduction”, between the quantity of gas delivered by Southern for processing in the Plant and the volume of Residue Gas returned to Southern’s Lines because of (a) extraction of Raw Make, herein called the “shrinkage portion”, and (b) Plant fuel used, flared gas or other uses or losses incident to or occasioned by processing.
          7.2 Calculation of Plant Volume Reduction. The Plant Volume Reduction for the entire Plant shall be accounted for on a monthly basis and shall be calculated as follows:
          7.2.1 Shrinkage Portion. The vapor volume equivalent of each liquid component of the Raw Make shall be determined by multiplying the liquid volume of such component by the applicable vapor equivalent factor set forth in the schedule below. The total shrinkage portion of the Plant Volume Reduction will be equal to the sum of all such conversion computations made for each component of the Raw Make. Until revised by Plant Owners and Gas Transporters, the vapor equivalent factors set forth in the schedule below shall be used for all such conversion calculations:

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	VAPOR EQUIVALENT	HEAT EQUIVALENT
COMPONENTS	FACTOR (CF/GAL)	FACTOR (MMBTU/GAL)
Carbon Dioxide	57.8528	0.000000
Methane	57.8431	0.059729
Ethane	36.6672	0.066338
Propane	35.5942	0.091563
Iso-Butane	29.9662	0.099629
N-Butane	31.1047	0.103740
Iso-Pentane	26.8137	0.109679
N-Pentane	27.0524	0.110869
Hexane	23.8466	0.115952
Heptanes Plus*
Taken from Gas Processors Association (“GPA”) Publication 2145-09. Vapor Equivalent factors are in cubic feet per gallon on the Ideal Gas Basis corrected from 14.696 psia to 15.025 psia. Such factors shall be modified from time to time to conform with any amendment or revision of the above table adopted by the GPA. Heat Equivalent factors are in MMBTU per Gallon. Such factors shall be modified from time to time to conform with any amendment or revision of the above table adopted by the GPA.
The Gas/liquid ratio for heptanes plus shall be determined from time to time as may be necessary to be representative of such components.
The total shrinkage portion of the Plant Volume Reduction will be determined from measurement by positive displacement liquid meter and monthly composite sampling and analysis of the Raw Make.
          7.2.2 Determination of Losses. Plant fuel, flared gas and other uses or losses incident to processing: The volume of gas which is attributable to such uses or losses shall be as determined by the measurement with meters of each such use occurring in the Plant as may be necessary to determine accurately the total volume of gas so used, such meters to be installed and operated as mutually agreed by Plant Owners and Southern.
          7.2.3 Plant Volume Reduction Determination. All Plant Volume Reduction attributable to any other Plant use, loss or operation shall be determined by a method mutually agreeable to Plant Owners and Southern. It is understood that Plant Owners and Southern may agree on some other method of determining Plant Volume Reduction in order to remove any

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inequities which may be found to exist, and it is agreed that any such other method adopted shall be applicable to this agreement.
          7.3 Sharing of Plant Volume Reduction Among Plant Owners and Third Party Suppliers. That portion of Plant Volume Reduction resulting from Plant fuel shall be the volume measured by orifice meters. The metered fuel volume shall be allocated to the respective Field Delivery Points of Plant Owners and Third Party Suppliers on the following basis: One-half (1/2) in the same ratio that the sum of the gallons of propane and heavier Products (calculated separately for each Product) allocated to each Field Delivery Point bears to the sum of the gallons of propane and heavier Products (calculated separately for each Product) allocated to all Field Delivery Points, and one-half (1/2) in the ratio that the volume of gas processed from each such Field Delivery Point bears to the total volume of gas processed in the Plant. That portion of the Plant Volume Reduction remaining, after subtracting the metered fuel volume, shall be allocated to the respective Field Delivery Points of Plant Owners and Third Party Suppliers in the same ratio that the sum of the vapor equivalent of all Products (calculated separately for each Product) allocated to each Field Delivery Point bears to the sum of the vapor equivalent of all Products (calculated separately for each Product) allocated to all Field Delivery Points to the Plant.
          7.4 Accounting to Gas Transporter for Plant Volume Reduction. Plant Supplier shall bear and shall account to Gas Transporter for the full amount of Plant Volume Reduction allocated to the gas credited as having been processed from the Field Delivery Points for Plant Supplier’s account monthly on such basis as may be provided in the applicable contract between Plant Supplier and Southern, or between the Gas Transporter and Southern, it being expressly understood that Plant Owners have no responsibility for any portion of such Plant Volume Reduction allocated pursuant hereto to the Field Delivery Points for Plant Supplier’s account. Plant Operator shall, by the end of the month in which it receives the accounting data required to be furnished by Plant Supplier under Section 5.5 and such additional accounting data as may be required from Plant Owners, other Suppliers and Southern, furnish Plant Supplier and other interested parties a statement setting forth:
7.4.1 The total quantity of Plant Volume Reduction; and

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7.4.2 Each Plant Owner’s and Third Party Supplier’s proportionate share of the total Plant Volume Reduction; and
7.4.3 An allocation of the Plant Volume Reduction applicable to each Field Delivery Point serving the Plant, and a sub-allocation as to gas which is owned by more than one Plant Supplier (including for Plant Supplier’s account) to show the amount of Plant Volume Reduction attributable to each Owner of the gas delivered at such Field Delivery Point.
The results set forth in such statement each month shall constitute the quantity of Plant Volume Reduction to be allocated to each Plant Owner and Third Party Supplier for the preceding month, and it is understood that Gas Transporter may rely on such statements in effecting settlement with Plant Supplier for Plant Supplier’s share of Plant Volume Reduction. Plant Operator shall furnish the foregoing parties with an allocation statement based on estimated Plant Volume Reduction covering the first month of Plant operation. Plant Operator’s statement shall also report the volume of gas bypassed at the Plant during the preceding month and allocation thereof to Plant Owners and/or Third Party Suppliers, including Plant Supplier.
          7.5 Determination of Bypassed Gas. Plant Owners shall install an orifice meter on the Plant bypass line for the purpose of measuring gas bypassed as herein provided, such meter to be installed, operated and measurement made thereby in conformity with the requirements agreed upon by Plant Owners and Southern.
          7.6 Sample Calculation of Plant Volume Reduction Allocation Procedure. The procedure for calculating and allocating Plant Volume Reduction in accordance with the provisions of this Article VII is illustrated by Exhibit “B” hereto.
ARTICLE VIII — TERM
          8.1 Term. This agreement shall apply to the gas described in Section 4.1 as of the April 30, 2011 and shall remain in full force and effect until June 30, 2011.

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ARTICLE IX — PAYMENT OF ROYALTY AND TAXES
          9.1 Royalty and Other Burdens on Production. Plant Supplier shall be solely responsible for accounting to or paying to the lessors, royalty owners and the owners, if any, of oil payments, overriding royalties, or other interests in production, under the lease or leases in the field or fields covered hereunder for their share, if any, of the Products or the proceeds derived therefrom attributable to the gas processed for Plant Supplier’s account hereunder.
          9.2 Severance and Other Taxes. Processor shall not be liable for the payment of any monies due hereunder to the lessors, royalty owners and the owners, if any, of oil payments or overriding royalties, under the lease or leases in the field or fields covered hereunder. Processor shall not be liable for any severance, gathering or equivalent Taxes due on the production, severance and handling of the Gas delivered by Plant Supplier for processing hereunder and the severance or similar Taxes due on Plant Supplier’s share of products hereunder where the same are taken in kind. Plant Supplier shall pay or cause to be paid any and all excise, sales, use, severance, gathering, processing, fuel use, or other similar Taxes or obligations due on the sale, use, production, severance, processing, transportation or handling of Plant Supplier’s Gas and condensate delivered to Processor hereunder or on Residue Gas, Products, or Raw Make extracted therefrom (or the proceeds attributable thereto, as the case may be), except for any Taxes assessed on the disposition of Processor’s share of such Residue Gas, Products, or Raw Make, if any, extracted from Plant Supplier’s Gas or condensate.
ARTICLE X — LAWS, REGULATIONS AND FORCE MAJEURE
          10.1 Agreement Subject to Laws. This agreement shall be subject to all valid and applicable laws, orders, rules and regulations made by duly constituted governmental authorities.
          10.2 Force Majeure. Performance, other than to make payments due, under this agreement by the parties hereto, shall be excused in the event such performance is prevented by war, strikes, fires, floods, tornadoes, lightning, explosions, acts of God or of the public enemy, acts of governmental authorities, Federal or State regulations, inability or delay in obtaining servitudes,

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easements or permits, or material, and other happenings beyond the control of such parties, whether similar or dissimilar to the matters herein specifically enumerated; provided, however, that prompt written or telegraphic notice has been given by the party who is claiming to have been excused from performance by any of such causes to the other party and that performance shall be resumed within a reasonable time after such cause has been removed; and provided further, that no party hereto shall be required against its will to adjust any labor dispute.
ARTICLE XI — NOTICES
          All notices, settlement instructions or demands required or provided for herein shall be in writing and shall be considered as duly delivered when delivered by courier, facsimile or mailed by prepaid registered or certified mail, addressed to the party to whom such notice is given as follows:

PLANT SUPPLIER:	Notices:

If by mail, courier or facsimile:	American Midstream (Louisiana Intrastate), LLC
Attn: Gas Contracts
8300 FM 1960 West, Suite 225
Houston, TX 77070
Phone: 281-955-4800
Fax: 281-955-4855

If by electronic mail:	Email: bpieri@americanmidstream.com

PROCESSOR:	Notices:

If by mail or facsimile:	Enterprise Gas Processing, LLC
Attn: GOM Gas Processing Contract Administration
P.O. Box 4324
Houston, Texas 77210-4324
Telephone: (713) 381-1539
Facsimile: (713) 381-4365

If by courier:	Enterprise Gas Processing, LLC
Attn: GOM Gas Processing Contract Administration
1100 Louisiana, Suite 1500

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Houston, Texas 77002
Telephone: (713) 381-1539

If by electronic mail:	GOMgasprocessing@eprod.com
or to such other address as either party shall designate by like written notice to the other party. Routine communications, including statements, computations and allocations, may be transmitted by ordinary mail or electronic mail.
ARTICLE XII — INDEMNIFICATION
Processor and Plant Supplier shall indemnify, defend and hold the other harmless from claims, demands and causes of action of every type and character arising out of the performance of this agreement which are asserted against the indemnitee by any person (including, without limitation, Processor’s and Plant Supplier’s employees) for personal injury, death, loss of or damage to property where such injury, death or loss of or damage to property is due to the sole negligence or sole willful misconduct of the indemnitor. Where personal injury, death, or loss of or damage to property is the result of joint negligence or willful misconduct of Processor and Plant Supplier, the indemnitor’s duty of indemnification shall be in the same proportion that the indemnitor’s negligent acts or omissions or willful misconduct contributed thereto. If Processor or Plant Supplier is strictly liable under law, the indemnitor’s duty of indemnification shall be in the same proportion that the indemnitor’s negligent acts or omissions contributed to the personal injury, illness, death, or losses of or damage to property for which the indemnitor is strictly liable.
ARTICLE XIII — MISCELLANEOUS
          13.1 Access to Plant Supplier’s Premises. Processor shall have the right of access insofar as Plant Supplier has the right to grant such access to the Field Delivery Point(s) for Plant Supplier’s accounts for all purposes necessary for the fulfillment of this agreement.
          13.2 Separate Agreement. If the gas which is subject to processing hereunder is delivered from more than one Field Delivery Point, this agreement shall be considered a separate

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agreement as to each such Field Delivery Point and a separate accounting shall be made hereunder for the gas received from each such Point.
          13.3 Inspection of Records. Each party hereto shall have the right at all reasonable times during business hours to examine the books, records, charts, meters, measuring equipment and other pertinent matter or data of the other party relating to this agreement and to witness the tests of the other party to the extent necessary to verify the accuracy of any statement, charge, computation or demand under or pursuant to any of the provisions hereof. If any such examination shall reveal, or if either party shall otherwise discover, any error or inaccuracy in its own or the other party’s statements, payments, calculations or determinations, then proper adjustment and correction thereof shall be made as promptly as practicable thereafter; provided that, no adjustment of any statement, billing or payment shall be made after the lapse of two (2) years from the rendition thereof.
          13.4 Headings and Subheadings. Except when comprising a part of a sentence, the headings and subheadings used in this instrument are provided for reference purposes only and shall not be construed to interpret or amend any part of the text hereof.
          13.5 Successors and Assigns Bound. This agreement shall extend to and be binding upon the parties hereto, their respective successors and assigns, and shall follow and run with the title to the leases in the field or fields covered hereby, and the rights of either party may be assigned or conveyed in whole or in part, but all such assignments and conveyances shall be subject to this agreement. No transfer or succession to the interest of any party herein shall affect or bind the non-transferring party until the non-transferring party shall have been furnished at its address given above with the original recorded instrument or a certified copy of the recorded instrument under which the transfer or succession takes place.
          13.6 Conflicts. To the extent of any conflict between any portion of the written text of this Agreement or any Exhibit and any of the example(s) contained in this Agreement or any Exhibit hereto, the example(s) shall control.
          13.7 Media or Press Releases. No party shall issue a media or press release regarding the matters which are the subject of this Agreement unless such party has obtained the prior written

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consent of the other parties, except where such release is deemed in good faith by the releasing party to be required by applicable laws or applicable rules or regulations of any governmental body or stock exchange. However, any party that fails to object to a media or press release within seventy-two (72) hours following proper notice of the proposed media or press release will be deemed to have consented to such media or press release. The parties shall use reasonable efforts to unanimously agree upon the timing and content of releases to the news media concerning operations covered by this Agreement. However, in the event the parties cannot unanimously agree upon either the timing and/or content of the news release within seventy-two (72) hours of receipt of such proposed news release, then any party shall be allowed to issue its own release without the approval of the other parties.
[Signatures are on the next page.]

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          IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date first above written.

PLANT SUPPLIER: AMERICAN MIDSTREAM (LOUISIANA INTRASTATE), LLC
By:	/s/ Marty Patterson
Marty Patterson
SR UP

PROCESSOR: ENTERPRISE GAS PROCESSING, LLC
By:	/s/ William S. Goloway
William S. Goloway
Regional Director

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EXHIBIT “C”
TO
GAS PROCESSING AGREEMENT
TOCA GAS PROCESSING PLANT
ST. BERNARD PARISH, LOUISIANA
FRACTIONATION FEE
Beginning on the effective date of this Agreement, and on the first day of each month thereafter with respect to fuel gas, the Fractionation Fee shall be calculated based on the following formula (expressed in cents/Gallon):

(W)(1.20) $4.00/MMBTU	+ 2.40 =	Fractionation Fee ¢/Gallon
     With respect to the formula above, the following definition shall apply:
W = The settlement price in dollars per MMBtu, for the Henry Hub index (“Index”), as published in Inside F.E.R. C.’s Gas Market Report (“IFERC”), in effect for the month in which the Gas is being processed (e.g. IFERC price published on/near last day of February for March gas flows).
Notwithstanding anything to the contrary herein, in no event shall the adjustments permitted by the formula appearing above in this Agreement reduce the Fractionation Fee below 3.60 cents ($0.0360) per gallon (the “Fractionation Fee Floor”). In the event that the computation of the Fractionation Fee, as herein provided, results in an amount that is less than the 3.60 cents ($0.0360) per gallon, then the Parties acknowledge and agree that the Fractionation Fee shall be 3.60 cents ($0.0360) per gallon. In the event that anything in this Agreement conflicts or otherwise restricts the application of the Fractionation Fee Floor, the Fractionation Fee Floor shall fully apply and control.

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EXHIBIT “D”
GAS PROCESSING AGREEMENT
TOCA GAS PROCESSING PLANT
ST. BERNARD PARISH, LOUISIANA
PRODUCT INDEX BASES

Product	Pricing Basis
Ethane	OPIS monthly average (of daily high and low) price for Napoleonville ethane, less $0.005/gallon.

Propane	OPIS monthly average (of daily high and low) price for Napoleonville propane, less $0.0125/gallon.

Isobutane	OPIS monthly average (of daily high and low) price for Napoleonville isobutane, less $0.005/gallon.

Normal Butane	OPIS monthly average (of daily high and low) price for Napoleonville normal butane, less $0.0125/gallon.

Natural Gasoline	OPIS monthly average (of daily high and low) price for Napoleonville natural gasoline, less $0.005/gallon.
NOTE: The above basis pricing reflects the Toca gas plant’s existing agreement for sale by the plant of natural gas liquids fob the Norco Fractionator Plant. The pricing basis herein may change from time-to-time, and upon notification of such change to Plant Supplier, the new pricing basis will become effective for the month following the month of such notification.

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EXHIBIT “E”
TO
GAS PROCESSING AGREEMENT
TOCA GAS PROCESSING PLANT
ST. BERNARD PARISH, LOUISIANA
PLANT SUPPLIER’S FIELD DELIVERY POINT(S) FOR PROCESSING
THE PORTION OF GAS THAT IS DELIVERED TO PROCESSOR AT THE FOLLOWING FIELD DELIVERY POINT FROM A NEW INTERRCONNECT BETWEEN PLANT SUPPLIER’S GLORIA PIPELINE AND TENNESSEE PIPELINE. SUB-ALLOCATION OF THIS GAS WILL BE BASED ON MCF AND THEORETICAL NGL GALLONS RECEIVED BY PROCESSOR DIRECTLY FROM TENNESSEE PIPELINE. PLANT SUPPLIER HOLDS PROCESSING RIGHTS TO GAS DELIVERED THEREFROM AND WHICH IS TO BE PROCESSED HEREUNDER:

Southern Delivery Point	Southern Meter Number

Creole Receiving Station	039500

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EXHIBIT “F”
TO
GAS PROCESSING AGREEMENT
TOCA GAS PROCESSING PLANT
ST. BERNARD PARISH, LOUISIANA
SETTLEMENT INSTRUCTIONS
American Midstream (Louisiana Intrastate), LLC (“Plant Supplier”)
Payments to Plant Supplier (wire):
 Comerica Bank
 910 Louisiana, Suite 410
 Houston, Texas 77210
 ABA: 111000753
 Account Number: 1881319493
 Beneficiary account — American Midstream (Louisiana Intrastate), LLC
Plant Supplier’s Statement Address:
American Midstream (Louisiana Intrastate), LLC
Attn: Gas Contracts
8300 FM 1960 West, Suite 225
Houston, TX 77070
Phone: 281-955-4800
Fax: 281-955-4855
If by electronic mail: Email: bpieri@americanmidstream.com

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